Exhibit 99.2

COMPLETE PRODUCTION SERVICES, INC.

QUARTER ENDED SEPTEMBER 20, 2011

CONFERENCE CALL TRANSCRIPT

OCTOBER 26, 2011 AT 2:00 PM GMT

Operator:	Good day, ladies and gentlemen and welcome to the third quarter 2011 Complete Production Services, Inc. earnings conference call. My name is Jasmine, and I will be your coordinator for today. As a reminder, this conference is being recorded for replay purposes. I would like to turn the presentation over to Mr. Canaan Factor, Director of Investor Relations. Please proceed.

Canaan Factor:	Thanks, Jasmine. Good morning, and thank you for joining us as we host our third quarter 2011 earnings conference call. With me here today are Joe Winkler, Chairman and CEO; and Brian Moore, President and Chief Operating Officer; and Jose Bayardo, Senior Vice President and Chief Financial Officer.

Before we begin the discussion of our financial results, please note that some of the statements we make during this call may contain projections and estimates, including comments about our outlook for the Company’s business, which are forward-looking statements within the meaning of the Securities Act of 1933 and 1934. These forward-looking statements are based on limited information as of today, which is subject to change.

These forward-looking statements are further subject to risks and uncertainties, and actual results may differ materially. You should not assume that the forward-looking statements remain valid beyond the current quarter. I refer you to our various documents filed with the Securities and Exchange Commission for a more detailed discussion of some of the risk factors that might impact our business. With that, I now turn it over to Joe Winkler.

Joe Winkler:	Thanks, Canaan. Good morning, and thank you for participating on our call today.

Quarter three was another solid quarter for CPX, with revenue of $590.3 million, EBITDA of $157.3 million or 26.6%, and net income from continuing operations of $59.3 million or $0.75 per diluted share. Sequentially, revenue was up $46.1 million or 8.5%, and EBITDA increased $9.6 million, resulting in incremental EBITDA margins of 21%.

Activity levels during the quarter were about as we anticipated. However, our results were adversely impacted by several items which are not expected to affect future results. This included delayed deliveries of fluid ends, resulting in a couple of fleets being down for brief periods during the quarter; design modifications on recently deployed large diameter extended-reach coil tubing units; flooding in Pennsylvania and Northern Mexico; and repositioning a frac fleet from the Barnett Shale to the Permian Basin, resulting in lower utilization for the fleet and costs associated with the preparation, transport and startup of the fleet.

In addition, we incurred $900,000 in costs related to the proposed merger of Complete and Superior Energy Services and foreign exchange loss of $1.6 million due to a significant depreciation of the Mexican peso against the US dollar. The flooding in Mexico impacted our coil tubing business, while the flooding in Pennsylvania impacted the pressure pumping business and, to a lesser extent, our coil tubing and well service operations.

In spite of these issues, we accomplished a lot during the quarter, including deployment of our third Eagle Ford frac spread under a long-term take-or-pay contract, successfully started up our pressure pumping operation in the Permian Basin, deployed an additional large diameter extended-reach coil tubing unit, improved our pressure pumping operations in the Bakken, and moved additional fluid handling and well service assets to the Permian Basin.

Although difficult to quantify precisely, we are confident that we would have achieved our prior quarter guidance range of $165 million to $170 million in EBITDA were it not for the above mentioned issues, and would have generated EBITDA margins slightly higher than that achieved in quarter two. Our Canadian business increased as a result of the seasonal recovery from the quarter two low point, and each of our pressure-pumping fluid-management coil tubing and well services businesses contributed about the same percent of revenue as in quarter two, reflecting our balanced and focused approach. I will now turn it to Jose for a few comments and come back for your outlook.

Jose Bayardo:	Thanks, Joe. I will first run through a couple of income statement items and then provide an update on cash flow and the balance sheet.

SG&A during the quarter was $53.8 million, which presented a $4 million increase over the second quarter of 2011. Primary reasons for this increase included the foreign exchange loss that resulted from the 15% devaluation of the Mexican peso against the US dollar, expenses related to the proposed merger of Complete and Superior Energy Services, and payroll related costs. Excluding the effect of foreign exchange in transaction related expenses, we expect a slight increase in SG&A from Q3 to Q4 associated with normal year end activities.

Depreciation and amortization expense was $48.7 million, a decrease of approximately $500,000. This light falloff was the result of certain assets reaching the end of their depreciable lives, partially offset by new acquisitions, most of which were deployed during the latter part of the quarter. We still anticipate that our full year depreciation and amortization expense will be approximately $200 million. Cash flow remains strong, allowing us to add a little over $40 million to our cash balance during the quarter while investing $110.9 million in capital expenditures. We generated $136.2 million in cash flow from operating activities and, as disclosed in our prior earnings release, during July we received proceeds of $19.3 million from the divestiture of [our] products business.

We finished the quarter with a $225 million cash balance, which includes cash and restricted cash. Our credit facility remains undrawn, and our only debt outstanding is our $650 million in senior notes. Our net debt position is $425 million, and our trailing 12 month EBITDA is roughly $550 million, giving us a leverage ratio, or net debt to trailing 12 month EBITDA, of less than 0.8 times at the end of the quarter. The operating cash flow and strong balance sheet leaves us with attractive capacity to pursue investments, including the West Texas platform acquisition mentioned in the press release. I will pass it back over to Joe to talk about our outlook.

Joe Winkler:	Thanks, Jose. Our outlook for activity levels for the remainder of 2011 and into 2012 continues to be optimistic. Demand for our services remains strong, especially in the long [lateral] service intensive oil and liquid rich plays.

While there may be concerns about activity levels due to the macro economic issues and possible impact on commodity prices and thus customer cash flows, we have not yet seen an impact to our business. Our customers are in the budgeting process and will soon be establishing activity levels for 2012. Although we won’t know for sure until they completed their budgets, indications are that we can expect more of the same for 2012; that is, increased activity in the oil and liquid rich areas, with flat to slightly lower levels of activity in some of the mature gas basins.

During quarter four we have successfully deployed our fourth frac spread in the Marcellus on a long-term take-or-pay contract, and will employ additional horsepower to bring our year end horsepower total to 430,000, of which approximately 65% is contracted. We continued our expansion into the oil oriented basins by recently acquiring a Permian Basin-focused pressure pumping, cementing and acidizing service company for approximately $78 million. This along with our numerous fluid assets, 21 well service rigs, pressure pumping equipment and other assets provides us with a substantial platform to provide all of our core completion services in this well established oil basin, creating opportunities to accelerate and continue our growth.

Our CapEx for 2011 is now expected to be in the $425 million range. In addition to the pumping horsepower, we expect to deploy an additional large diameter coil unit, along with numerous fluid management assets and well service rigs and two additional term contracted drilling rigs during the fourth quarter.

Consistent with our view last quarter, our preliminary thoughts for 2012 CapEx, subject to Board approval, are that we spend an amount at least equal to it and likely in excess of the 2011 amount. This would include additional pressure pumping horsepower as well as opportunities in coil, fluid and well services. We believe there will be very attractive return opportunities as we continue our expansion efforts within the long lateral oil related basins.

Based upon our results in Q3, the expected activity for Q4 and the asset deployments during the quarter, we expect quarter four EBITDA to fall within the range of $180 million to $185 million. This is exclusive of estimated deal costs of $3 million to $5 million incurred or are to be incurred in connection with our proposed merger with Superior Energy Services.

Our challenges will be similar to those in quarter three; a tight supply chain for both equipment and consumables, inflationary forces and a tight labor market impacting our ability to timely and properly crew our equipment.

Speaking of the merger, by now most of you are aware that we recently announced the merger of Complete and Superior Energy Services and conducted a conference call on October 10 to discuss the transaction. We are excited about the prospects of the merger but will not be discussing the status on our call this morning other than to say both teams have been very busy spending time with our employees, discussing the transaction, and answering many of their questions.

In addition, we have been working diligently in preparation for our various required filings and anticipate we can close the transaction as soon as late in this quarter. We direct and encourage you to review the transcript and slides associated with that call.

Thanks to all of our dedicated and loyal employees for another job well done. Jasmine, with that, we will open it up for questions.